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                                                                Exhibit 10.31


                                    ADDENDUM

                      CUSTOM SOFTWARE UPGRADES AND SUPPORT
                              TERMS AND CONDITIONS

This agreement ("Addendum") amends effective January 19, 2000 as set forth herein the letter Consulting Services Agreement between the parties dated April 20, 1999 (the "Agreement") and sets forth the support obligations of RN and related obligations of the Customer.

1.       DEFINITIONS.

         1.1 In addition to the capitalized terms defined elsewhere in this Addendum, the following terms used herein shall have the meanings ascribed to them below:

                  (a) "Error" shall mean any instance in which the Custom Software does not materially conform to the Documentation and any condition (i) that precludes one or more functions of the Custom Software from being performed due to suspected or actual Errors in the Custom Software; or (ii) in which The Customer's technical support personnel need reasonable assistance or information regarding the Custom Software; provided, however, that an Error shall not include any material nonconformance that is due to hardware, software, or other equipment not referred to in the Documentation as being compatible with the Custom Software.

                  (b) "First Level Support" shall consist of accepting and handling end user calls and troubleshooting to the point of verifying that there is an Error and that the Error, if any, is in the Custom Software.

                  (c) "Second Level Support" shall consist of telephone and remote diagnostic support to The Customer Contact (not directly to end users or other third parties) with regard to the operation and utilization of the Custom Software and maintenance modifications, error corrections or bug fixes necessary to bring the Custom Software into conformance with the Documentation therefor.

                  (d) "Customer Contact" shall mean an individual designated in writing by The Customer who is authorized to contact the Support Center. Customer may substitute the Customer Contacts at any time upon written notice thereof to RN.

                  (e) "Support Center" shall mean the RN facility or facilities from which support obligations are to be provided hereunder. As of the Effective Date, RealNetwork's Support Center is located at 2601 Elliott Avenue, Seattle, Washington.

                  (f) "Workaround" shall mean: (i) a modification to the Custom Software; (ii) an alteration to the configuration of the end user's computer or software; or (iii) a change in the way the end user accomplishes a task using the Custom Software; any of which may be of a temporary nature, to help avoid the Error.

                  (g) "Upgrade" shall mean the modification to the Custom Software to support updated versions of Gold releases of RealSystem G2 products (e.g., RealProducer, RealServer, RealPlayer).

         1.2 All other capitalized terms used in this Addendum and not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

2.       CUSTOMER OBLIGATIONS

         2.1 The Customer shall be responsible for providing First Level Support for the Custom Software. RN shall not be required to have direct contact with the Customer's distributors or end users with regard to Technical Support.

         2.2 The Customer shall ascertain the nature of each reported Error, and the circumstances under which such Error occurs. The Customer shall use reasonable commercial efforts to provide RN with information, traces, server access or documentation sufficient for RN to duplicate the Error. Upon RN's duplication of such Error, the parties shall mutually determine in good faith the reasonable classification of such Error.

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         2.3 The Customer shall designate a reasonable number of the Customer
Contacts, not to exceed three (3) individuals at any given time, for communication with RN's representatives at the Support Center and shall make reasonable efforts to minimize redundancy in support requests. All the Customer support requests must be made through a Customer Contact. Each Customer Contact shall have adequate technical expertise, training and experience to fulfill his or her responsibilities. The Customer shall immediately provide RN with the name, title and 24-hour contact information for each Customer Contact.

         2.4 The Customer agrees that when requesting support services, it shall follow the following procedures: (i) the Customer shall first contact the Support Center through standard support channels. (ii) If the Customer does not receive a response from the Support Center within the requisite time frame set forth in Section 3.3 below, it shall escalate issue to appropriate RN management level. Specific contact information will be provided to the Customer once Custom Software Support Services are initiated.

3.       RN SUPPORT OBLIGATIONS.

         3.1 Support Center personnel shall be available for telephone contact Monday through Friday, 8:00 AM to 5:00 PM Pacific Time, at the Support Center, exclusive of RN's local holidays. RN shall also provide the Customer with a means of reporting Errors to RN by electronic mail, voice mail, or telephonic recording capability. Specific contact information will be provided to the Customer once Custom Software Support Services are initiated.

         3.2 RN will provide Support Services for a period commencing January 19, 2000 and ending August 31, 2000. The fees for Support Services will be due in full at the signing of this Addendum and will be nonrefundable. The fees will be paid as follows: $100,000 on signing of this Addendum, $100,000 on March 31, 2000, $400,000 on May 1, 2000 and $400,000 on June 15, 2000.

         3.3 RN shall provide Second Level Support to the Customer in connection with the Custom Software as follows: (i) assist the Customer Contacts in determining the cause of Errors encountered by the Customer or end users in the use of Custom Software; and (ii) make commercially reasonable efforts to classify and correct all Errors that a Customer Contact identifies, classifies and reports to RN and that RN can substantiate. RN shall not be required to correct any Error caused by any failure to implement any Upgrades to the Custom Software that are provided by RN to the Customer. RN will provide reasonable response times from having been alerted of the Error (within two business days) and implement a patch, Workaround or temporary fix as soon as a reasonable solution is available.

         3.4 If the Customer desires to receive on-site technical support at any of its locations, it shall pay RN based on RN's quoted prices for such support or consulting services, and shall pay all direct RN expenses associated therewith, including transportation, accommodations and meals.

         3.5 For the avoidance of doubt, RN shall not have any support obligations with respect to beta versions of Custom Software.

         3.6 RN shall deliver an upgrade release of the Custom Software on an as needed basis and upon completion of RN development of the upgrade release of the Custom Software to operate with the Gold release of the RealSystem G2 software in use by the Customer.

4.       Fees.

         Custom Software Upgrade and Support Fees for the period 1-19-00 to
         8-31-00              US$  1,000,000

         Agreed and Accepted by:

         Global Media Corp.                                 RealNetworks, Inc.

         By: /s/ Rob Fuller                                 By: /s/ T. F. Frank
             --------------                                     ---------------

                 CEO                                                COO


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